Exhibit 99.1

SRA Announces Financial Results for First

Quarter of Fiscal Year 2009

•	Revenue up 8% year over year to $392 million
•	Diluted EPS of $0.27 including effects of acquisitions and divestitures
•	$805 million of contract awards
•	Reaffirming FY09 revenue guidance; reducing earnings guidance

FAIRFAX, Va. – November 5, 2008 – SRA International, Inc. (NYSE: SRX), a leading provider of technology and strategic consulting services and solutions to government organizations, today announced operating results for the first quarter of fiscal year (FY) 2009, which ended September 30, 2008.

Revenue for the quarter was $392.4 million, up 8% from $364.1 million in the September 2007 quarter. Operating income for the quarter was $25.3 million, for an operating margin of 6.5%. Net income was $15.4 million, for a net margin of 3.9%. Diluted earnings per share for the quarter were $0.27, down $0.04 year over year.

These first quarter financial results include the effect of the Interface & Control Systems acquisition as of July 2, the Era Corporation acquisition as of July 30, and the Constella Futures divestiture as of September 2.

The first quarter results include a $1.9 million non-operating gain from the sale of Futures, while operating profits from the Futures and Era businesses were lower than expected.

SRA is reaffirming its FY09 annual revenue guidance range of $1.54 billion to $1.60 billion. As a result of political and economic turmoil in Era’s international customer set, SRA is anticipating delays in new product orders. SRA has reduced its range of earnings guidance for the year by $0.13 at the high end and $0.18 at the low end. Thus the new guidance for diluted earnings per share is $1.12 to $1.22.

SRA President and CEO Stan Sloane said, “Our first quarter contract awards demonstrate solid progress in the core services business. Our diversified customer portfolio, with strategically valuable exposure to federal civilian agencies including public health customers, gives us confidence in our long-term outlook, particularly in light of yesterday’s elections.”

“On the product side, particularly in the Era business, we’re anticipating delays in signing new orders. This is not unusual in a product business, particularly in light of the global political and economic situation. While we’re disappointed with the situation, we continue to have high expectations for our integrated technology and services strategy going forward.”

CFO and Executive Vice President of Operations Steve Hughes added, “Our FY09 forecast is essentially unchanged for the core services business, but the delays we are anticipating in our products business would have a substantial effect on the timing of our earnings, leading to the reduction in earnings guidance.”

New Business Awards

The Company won new business in the first quarter with potential value of $805 million, if all options are exercised. As of September 30, 2008, the Company’s backlog of signed business orders was $4.2 billion, an increase of 3.5% year-over-year. Funded backlog increased 11% year-over-year to $840 million.

Major highlights of competitive contract awards in the quarter include:

•

Small Business Administration (SBA), Loan Management and Accounting System (LMAS). SRA was awarded a ten-year blanket purchase agreement worth up to $250 million to replace and modernize SBA’s LMAS system. Three task orders have been awarded to date with a combined value of $26 million.

•

Federal Aviation Administration (FAA), Cyber Security Management Center (CSMC). The FAA awarded SRA a five-year, $56 million contract to support the CSMC, which is established as the focal point for information security incident prevention and analysis for the Department of Transportation. Cybersecurity, information assurance and infrastructure protection are areas of critical and growing need across the Company’s customer base.

•

U.S. Air Force, Information Operations/Cyber Exploitation Research (ICER). SRA won a five-year, $49 million contract to continue assessing and enhancing the performance of Air Force personnel in their interaction with cyberspace technology. The Company’s team of behavioral scientists and engineers conducts these state-of-the-art activities for the Air Force Research Laboratory.

•

Department of State, Worldwide Refugee Admissions Processing System (WRAPS). The State Department awarded SRA a three-year, $35 million contract to operate and enhance the WRAPS system for refugee applications, reception and placement in the U.S.

•

U.S. Army, Installation Support Modules and Range Facility Management Support System (ISM/RFMSS). SRA won a $29 million recompete contract that combines two Army business process modernization programs. The ISM module provides users with Web-based applications supporting personnel functions, and the RFMSS system schedules and manages firing range operations.

Share Buyback

In the September 2008 quarter, the Company repurchased just under one million shares of SRA stock, deploying about $21.4 million in cash.

Forward Guidance

The Company is reaffirming its revenue guidance and reducing its earnings guidance for FY 2009. The previous range of diluted earnings per share was $1.30 to $1.35. We are reducing FY09 diluted earnings per share guidance to $1.12 to $1.22 per share. The $0.13 to $0.18 reduction primarily results from anticipated delays of order signings in the Era products business. While management continues to expect these contracts to be signed and completed, a portion of the revenue and earnings is unlikely to be recognized in FY 2009. SRA has chosen to take a cautious view given the global economic and political challenges facing the international government customers involved.

The table below represents management’s current expectations about the Company’s future financial performance, based on information available at this time. The forward guidance in this table does not include any effect for acquisitions that SRA might make in the future.

Measure	Fiscal Year Ending June 30, 2009	Growth from FY 2008 to 2009
Revenue	$1.54 billion to $1.60 billion	2% to 6%
Diluted earnings per share	$1.12 to $1.22	-10% to -2%

Conference Call

SRA senior management will hold a conference call to discuss these operating results and forward guidance today at 5:00 PM Eastern. Interested parties may listen to the conference call by dialing 888-287-9905 (U.S./Canada) or 706-643-7540 (Other) with passcode 67928778. The conference call will be Webcast simultaneously through a link on the SRA Web site (www.sra.com). A replay of the conference call will be available approximately two hours after the conclusion of the call on November 5, 2008 through November 19, 2008 by dialing 800-642-1687 (U.S./Canada) or 706-645-9291 (Other) and entering passcode 67928778.

Any statements in this press release about future expectations, plans, and prospects for SRA, including guidance about future financial results and statements about the estimated value of contracts and work to be performed, and other statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for a substantial majority of our revenue; our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business; our ability to attract and retain skilled employees; any reductions in or reallocations of the U.S. defense budget or the budgets for civil government agencies; the market price of the company’s stock prevailing from time to time; the nature of other investment opportunities presented to the company from time to time; the company’s cash flows from operations; and other factors discussed in our latest annual report on Form 10-K filed with the Securities and Exchange Commission on August 28, 2008. In addition, the forward-looking statements included in this press release represent our views as of November 5, 2008. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to November 5, 2008.

Contacts

Dave Keffer Vice President, Investor Relations SRA International, Inc. (703) 502-7731 david_keffer@sra.com	Steve Hughes CFO and Executive VP, Operations SRA International, Inc. (703) 502-7732 steve_hughes@sra.com

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share amounts)

	Three Months Ended
	30-Sep-08	30-Sep-07
Revenue	$392,355	$364,127
Operating costs and expenses:
Cost of services	287,822	274,969
Selling, general and administrative	71,208	53,118
Depreciation and amortization	6,878	6,167
Acquired in-process research and development	1,100	—

Total operating costs and expenses	367,008	334,254

Operating income	25,347	29,873
Interest expense	(1,780)	(853)
Interest income	772	1,599
Gain on sale of Constella Futures Holding, LLC	1,939	—

Income before taxes	26,278	30,619
Provision for income taxes	10,864	12,160

Net income	$15,414	$18,459

Earnings per share:
Basic	$0.27	$0.32

Diluted	$0.27	$0.31

Weighted-average shares:
Basic	56,606,521	57,287,034

Diluted	57,974,548	59,152,948

Condensed Consolidated Balance Sheets (Unaudited)

(in thousands)

	As of
	30-Sep-08	30-Jun-08
Current assets:
Cash and cash equivalents	$93,419	$229,260
Restricted cash	840	1,194
Accounts receivable, net	360,094	344,974
Inventories	5,102	—
Prepaid expenses and other	32,876	64,159
Deferred income taxes, current	9,380	11,544

Total current assets	501,711	651,131

Property, plant and equipment, net	42,084	37,949

Other assets:
Goodwill	486,856	395,766
Identified intangibles, net	53,010	36,813
Deferred income taxes, noncurrent	3,704	3,217
Deferred compensation trust	7,042	7,747
Notes receivable and other assets	25,626	3,892

Total other assets	576,238	447,435

Total assets	$1,120,033	$1,136,515

Current liabilities:
Accounts payable and accrued expenses	$137,740	$163,927
Accrued payroll and employee benefits	94,875	99,742
Billings in excess of revenue recognized	23,007	15,111
Other current liabilities	11,821	—

Total current liabilities	267,443	278,780

Long-term liabilities:
Long-term debt	150,000	150,000
Other long-term liabilities	14,361	14,799

Total long-term liabilities	164,361	164,799

Total liabilities	431,804	443,579

Stockholders’ equity	688,229	692,936

Total liabilities and stockholders’ equity	$1,120,033	$1,136,515

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Three Months Ended
	30-Sep-08	30-Sep-07
Cash flows from operating activities:
Net income	$15,414	$18,459
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,878	6,167
Stock-based compensation	2,696	2,183
Deferred income taxes	(456)	(4,098)
Gain on sale of Constella Futures Holding, LLC	(1,939)	—
Acquired in-process research and development	1,100	—
Working capital changes, net of the effect of acquisitions and divestitures	(9,593)	(1,203)

Net cash provided by operating activities	14,100	21,508

Cash flows from investing activities:
Capital expenditures	(4,042)	(1,794)
Payments to Spectrum Solutions Group, Inc. shareholders	(7,016)	—
Acquisitions, net of cash acquired	(132,194)	(185,812)
Issuance of notes receivable	(17,526)	—
Proceeds from sale of Constella Futures Holding, LLC	31,846	—

Net cash used in investing activities	(128,932)	(187,606)

Cash flows from financing activities:
Issuance of common stock	1,557	6,134
Tax benefits of stock option exercises	176	1,462
(Repayments) borrowings under credit facility	(986)	50,000
Payment of financing costs	—	(324)
Purchase of treasury stock	(21,756)	(138)

Net cash (used in) provided by financing activities	(21,009)	57,134

Net decrease in cash and cash equivalents	(135,841)	(108,964)
Cash and cash equivalents, beginning of period	229,260	212,034

Cash and cash equivalents, end of period	$93,419	$103,070

Supplemental disclosures of cash flow information:
Cash paid during the period:
Interest	$1,909	$400

Income taxes	$4,074	$7,989

Cash received during the period:
Interest	$1,058	$1,769

Income taxes	$328	$84

Reconciliation Between Total Revenue Growth and Organic Revenue Growth (Unaudited)

(in thousands)

Organic revenue growth, as presented, measures revenue growth adjusted for the impact of acquisitions. The Company believes that this non-GAAP financial measure provides useful information because it allows investors to better assess the underlying growth rate of the Company’s existing business. This non-GAAP financial measure should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

	Three Months Ended
	30-Sep-08	30-Sep-07	% Increase
Total Revenue, as reported	$392,355	$364,127	7.8%

Plus: Revenue from acquired companies for the comparable prior year period	—	30,265
Less: Revenue from divested companies for the comparable prior year period		(7,231)

Organic Revenue	$392,355	$387,161	1.3%